                                                                  Exhibit 99.1

For Immediate Release
---------------------
May 17, 2007

    NORDSTROM REPORTS FIRST QUARTER EARNINGS PER SHARE INCREASE OF 24 PERCENT

    SEATTLE - May 17, 2007 - Nordstrom, Inc. (NYSE: JWN) today reported net earnings of $156.8 million, or $0.60 per diluted share, for the first quarter ended May 5, 2007. For the same period last year ended April 29, 2006, net earnings and earnings per diluted share were $131.2 million and $0.48, respectively.
 Total sales in the first quarter were $1.95 billion and increased 9.3 percent compared to sales of $1.79 billion during the same period in fiscal 2006. First quarter same-store sales increased 9.5 percent.
The 53rd week in fiscal 2006 created a timing shift in the 4-5-4 calendar for fiscal 2007, which has 52 weeks. The first quarter in fiscal 2007 began and ended one week later than fiscal 2006. This timing shift positively impacted sales results for the first quarter of 2007.

FIRST QUARTER HIGHLIGHTS

    Earnings per diluted share in the first quarter increased 24 percent compared to the same quarter last year. Continued improvement in the company's execution of its merchandising strategy resulted in sales growth which contributed to profit margin expansion.

   - Same-store sales increased 9.5 percent for the quarter, exceeding the company's mid-single digit same-store sales plan. Strong regular price sales across all major merchandise categories drove the sales increase, as customers responded favorably to spring season fashion merchandise throughout the quarter. Merchandise categories with performance above the full-line store average for the quarter were designer apparel, accessories, and women's apparel. Sales momentum in our online store continued to be strong, as same-store sales results exceeded our mid-teen planned growth rate.

   - Gross profit, as a percent of sales, increased 66 basis points compared to last year's first quarter result. Sales leverage on fixed costs in buying and occupancy expenses primarily contributed to gross profit rate expansion, along with improved merchandise margin across categories.

   - Selling, general and administrative expenses as a percent to sales decreased 32 basis points versus the prior year. Overall, fixed expenses during the first quarter performed in-line with plans. In addition, the company recorded one-time expenses of approximately $4 million over plan related to the launch of our new fashion rewards program. Existing credit customers whose 2006 purchases in our stores qualified them for upper-tier level status have been granted reward benefits that they may redeem immediately. These expenses impacted the SG&A rate for the first quarter by 20 basis points and earnings per diluted share by $0.01.

SECURITIZATION TRANSACTION
    The company completed an $850 million securitization transaction backed by the company's co-branded Visa and private label receivables at the end of the first quarter of fiscal 2007. As part of the transaction, $350 million in off-balance sheet debt was retired. Separately, we repaid $200 million in off-balance sheet notes that matured during the quarter.

EXPANSION UPDATE
    The company recently announced its plans to open a new Nordstrom store at University Town Center in Sarasota, Fla. The two-level store will be 138,000 square feet and is scheduled to open in fall 2010.
    Also, the company recently announced plans to open a 35,000-square-foot Rack store at Park Lane in Dallas. The Park Lane Rack will be the company's third Rack store in Texas and is scheduled to open in fall 2008.

2007 OUTLOOK
    For the fiscal year ending February 2, 2008, the company anticipates earnings per diluted share in the range of $2.81 to $2.90, increased from the previous range of $2.78 to $2.84. Our outlook includes consideration for the effects of the timing shift in the 2007 4-5-4 calendar, the company's securitization transaction backed by the co-branded Visa and private label receivables, and other non-comparable items. Outlined in the table below are the anticipated relative effects on diluted earnings per share from non-comparable items expected for the remaining quarters of the 2007 fiscal year.

Updated full-year 2007 operating plan:

                                            Fiscal 2007
                                            -----------
Same-store Sales                            3% to 4% increase
Gross Profit (%)                            35 to 45 basis point increase
Selling, General and Admin. Expense (%)     5 to 15 basis point decrease
Interest Expense, net                       Flat
Other Income including Finance Charges      $20 to $30 million increase
Effective Tax Rate                          38.5%
Earnings per Diluted Share                  $2.81 to $2.90
Diluted Shares Outstanding                  261 million
Prior Year Earnings per Diluted Share       $2.55

Actual and planned performance for the quarters of fiscal 2007:


                             First        Second         Third         Fourth         Fiscal
                             Quarter      Quarter        Quarter       Quarter         2007
                            (Actual)      (Plan)         (Plan)        (Plan)         (Plan)
Same-store sales:             9.5%       1% to 2%       4% to 5%      2% to 3%       3% to 4%

Earnings per diluted share:
(a)Expected results from
    comparable operations:   $0.59  $0.70 to $0.73  $0.59 to $0.62  $1.03 to 1.06  $2.91 to $3.00
(b)Impact of including
    non-comparable events:
    1. Securitization
       transaction (1)       ($0.01)      ($0.03)        ($0.02)       ($0.01)         ($0.06)
    2. 53rd week timing
       shift & calendar       $0.02       ($0.03)         $0.03        ($0.02)             -
    3. 2006 VISA/MasterCard
       settlement                -        ($0.02)             -             -          ($0.02)
    4. 2006 53rd week
       results                   -             -              -        ($0.02)         ($0.02)

Reported results
 (combine a + b above):     $0.60  $0.62 to $0.65  $0.61 to $0.64  $0.98 to $1.01  $2.81 to $2.90

Notes on the $850 million securitization transaction:

   - With the completion of the securitization transaction, the company began a new accounting treatment for the co-branded Visa receivables and securitized debt, which is secured by both the co-branded Visa and private label receivables. In the first quarter, pre-existing co-branded Visa receivables totaling $943 million were recorded on the balance sheet initially at fair value with no allowance for credit losses. Normal write-offs for uncollectible Visa receivables and other costs net, estimated at $20 million, will be recorded in Other Income and Expenses over the eight month period following the transaction. This period is equal to the average repayment life
of the acquired receivables.   This expense activity is expected to reduce
annual earnings per diluted share by $0.05 and will be non-recurring in future periods beyond the 2007 fiscal year.

   - Income and expenses from our co-branded Visa receivables that were previously reported net in Other Income and Expenses (under securitization accounting guidance) are reclassified in our earnings statement. In fiscal 2007, bad debt and write-off expense is expected to increase approximately $25 to $35 million and impact the SG&A rate by 30 to 40 basis points, with an accelerated portion in the second quarter. Interest expense, partially offset by interest income, will increase approximately $20 to $25 million. Other income including finance charges will increase $35 to $45 million. The net combination of these expenses and income is anticipated to reduce annual earnings per diluted share by $0.01.

SECOND QUARTER 2007 OUTLOOK
    The timing shift in the 2007 4-5-4 calendar is expected to have a negative impact on second quarter 2007 sales results.
    The months of May and June are anticipated to be negatively impacted by the timing shift of the fiscal 2006 53rd week. When compared to the planned same-store sales rate of one to two percent for the 2007 second quarter, the monthly same-store sales rate in May is expected be in-line, in June is expected to be below, and in July is expected to be above the anticipated quarterly rate.
    For the second quarter of 2007, earnings per diluted share are expected in the range of $0.62 to $0.65, including a $0.08 impact from the non-comparable items described in the performance table earlier.

CONFERENCE CALL INFORMATION:

    Company management will be hosting a conference call and webcast to discuss first quarter results at 4:15 p.m. (ET) today. Access to the conference call is open to the press and general public in a listen-only mode. To participate, please dial 212-547-0138 ten minutes prior to the call (passcode: NORD). A telephone replay will be available for 48 hours beginning approximately one hour after the conclusion of the call by dialing 866-448-7644. Interested parties may also access the call over the Internet by visiting the Investor Relations section of the company's corporate Web site at http://about.nordstrom.com/aboutus/investor/webcasts.asp. An archived version of the webcast will be available at this location for 30 days.

    Nordstrom, Inc. is one of the nation's leading fashion specialty retailers, with 155 US stores located in 27 states. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 98 full-line stores, 50 Nordstrom Racks, four Faconnable boutiques in the United States, one free-standing shoe store, and two clearance stores. Nordstrom also operates 36 Faconnable boutiques in Europe. In addition, Nordstrom serves customers through its online presence at http://www.nordstrom.com and through its catalogs. Nordstrom, Inc. is publicly traded on the NYSE under the symbol JWN.

Certain statements in this news release contain "forward-looking" information (as defined in the Private Securities Litigation Reform Act of 1995) that involves risks and uncertainties, including anticipated results for the fiscal year ending February 2, 2008, and its second, third and fourth quarters, anticipated monthly, quarterly and annual same-store sales rates, store openings and trends in company operations. Actual future results and trends may differ materially from historical results or current expectations depending upon factors including, but not limited to, the impact of economic and competitive market forces, including the effect on consumer confidence, the impact of terrorist activity or the impact of a war on the company, its customers and the retail industry, the company's ability to predict fashion trends, consumer apparel buying patterns, trends in personal bankruptcies and bad debt write-offs, changes in interest rates, employee relations, the company's ability to continue its expansion plans, the timely completion of construction associated with newly planned stores, changes in government or regulatory requirements, the company's ability to control costs, weather conditions and hazards of nature and the timing and amounts of share repurchases by the company. Our SEC reports, including our Form 10-K for the fiscal year ended February 3, 2007, contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

Investor Contact:                         Media Contact:
RJ Jones, 206-303-3007                    Michael Boyd, 206-373-3038

                                NORDSTROM, INC.
               CONSOLIDATED STATEMENTS OF EARNINGS - 1st Quarter
             -----------------------------------------------------
  (unaudited; amounts in thousands, except per share data and percentages)

                                      Quarter    % of sales (1)        Quarter    % of sales (1)
                                        ended    (except as              ended    (except as
                                       5/5/07     indicated)           4/29/06     indicated)
                                   ----------    ----------         ----------     ---------

Net sales                          $1,953,872       100.0%         $ 1,787,223        100.0%
Cost of sales and related
   buying & occupancy costs        (1,214,752)      (62.2%)         (1,123,003)       (62.8%)
                                   ----------                       ----------
Gross profit                          739,120        37.8%             664,220         37.2%
Selling, general and
   administrative expenses           (534,014)      (27.3%)           (494,220)       (27.7%)
                                   ----------                       ----------
Operating income                      205,106        10.5%             170,000          9.5%
Interest expense, net                  (7,212)       (0.4%)            (10,751)        (0.6%)
Other income including
   finance charges, net                55,851         2.9%              53,838          3.0%
                                   ----------                       ----------
Earnings before income tax expense    253,745        13.0%             213,087         11.9%
Income tax expense                    (96,948)      (38.2%) (2)        (81,856)       (38.4%) (2)
                                   ----------                       ----------
Net earnings                        $ 156,797         8.0%            $131,231          7.3%
                                   ==========                       ==========


Earnings per share
    Basic                               $0.61                           $0.49
    Diluted                             $0.60                           $0.48

ADDITIONAL DATA
Weighted average shares outstanding
    Basic                             257,948                         267,490
    Diluted                           262,731                         272,831


(1) Subtotals and totals may not foot due to rounding.
(2) Percent of earnings before income tax expense.

                                   NORDSTROM, INC.
                            CONSOLIDATED BALANCE SHEETS
               -----------------------------------------------------
                         (unaudited;  amounts in thousands)

                                                     5/5/07          2/3/07           4/29/06
                                                   ----------      ----------        ----------

Assets
Current assets:
    Cash and cash equivalents                    $   744,644      $   402,559      $   261,326
    Short-term investments                                 -                -           30,000
    Accounts receivable, net                       1,602,527          684,376          619,095
    Investment in asset backed securities                  -          428,175          565,854
    Merchandise inventories                        1,105,015          997,289        1,078,750
    Current deferred tax assets, net                 175,576          169,320          161,001
    Prepaid expenses and other                        59,764           60,474           56,982
                                                  -----------     -----------       -----------
Total current assets                               3,687,526        2,742,193        2,773,008
Land, buildings and equipment, net                 1,790,203        1,757,215        1,748,399
Goodwill                                              51,714           51,714           51,714
Acquired tradename                                    84,000           84,000           84,000
Other assets                                         217,942          186,456          129,518
                                                  -----------     -----------       -----------
Total assets                                     $ 5,831,385      $ 4,821,578       $4,786,639


Liabilities and Shareholders' Equity
Current liabilities:
    Accounts payable                             $   699,678      $   576,796      $   638,983
    Accrued salaries, wages and related benefits     176,965          339,965          174,300
    Other current liabilities                        411,141          433,487          372,446
    Income taxes payable                             121,899           76,095           59,978
    Current portion of long-term debt                  7,768            6,800          306,636

Total current liabilities                          1,417,451        1,433,143        1,552,343
Long-term debt, net                                1,474,632          623,652          624,949
Deferred property incentives, net                    362,741          356,062          361,446
Other liabilities                                    257,326          240,200          219,477
Shareholders' equity:
    Common stock, no par value: 1,000,000 shares
     authorized; 258,140, 257,313 and 265,741
     shares issued and outstanding                   861,764          826,421          733,663
     Retained earnings                             1,469,743        1,350,680        1,294,351
     Accumulated other comprehensive
      (loss) earnings                                (12,272)          (8,580)             410
                                                  -----------     -----------       -----------
Total shareholders' equity                         2,319,235        2,168,521        2,028,424
                                                  -----------     -----------       -----------
Total liabilities and shareholders' equity        $5,831,385       $4,821,578       $4,786,639
                                                  ===========     ===========       ===========

                                NORDSTROM, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
               -----------------------------------------------------
                      (unaudited;  amounts in thousands)

                                                            Quarter               Quarter
                                                              ended                 ended
                                                             5/5/07               4/29/06
                                                        -----------           -----------
Operating Activities
Net earnings                                              $ 156,797             $ 131,231
Adjustments to reconcile net earnings to net cash
  provided by operating activities:
    Depreciation and amortization of
     buildings and equipment                                 69,364                70,425
    Amortization of deferred property
     incentives and other, net                               (9,004)               (8,677)
    Stock-based compensation expense                          6,329                 7,336
    Deferred income taxes, net                              (18,809)               (7,395)
    Tax benefit of stock-based payments                       7,660                13,538
    Excess tax benefit from stock-based payments             (7,387)              (11,617)
    Provision for bad debt expense                            8,484                 2,650
    Change in operating assets and liabilities:
      Accounts receivable                                  (925,721)               17,834
      Investment in asset backed securities                 420,387                (7,927)
      Merchandise inventories                              (135,280)             (109,648)
      Prepaid expenses                                        5,062                (1,410)
      Other assets                                          (25,490)                 (572)
      Accounts payable                                       92,928                91,905
      Accrued salaries, wages and related benefits         (159,926)             (111,343)
      Other current liabilities                             (23,464)              (34,126)
      Income taxes payable                                   57,221               (21,639)
      Deferred property incentives                           17,330                 3,826
      Other liabilities                                       5,979                 4,360
                                                        -----------           -----------
Net cash (used in) provided by operating activities        (457,540)               28,751
                                                        -----------           -----------


Investing Activities
Capital expenditures                                        (85,829)              (47,513)
Proceeds from sale of assets                                    122                    18
Purchases of short-term investments                               -              (100,000)
Sales of short-term investments                                   -               124,000
Other, net                                                    4,957                (1,941)
                                                        -----------           -----------
Net cash used in investing activities                       (80,750)              (25,436)
                                                        -----------           -----------


Financing Activities
Proceeds from issuance of long-term debt                  1,000,000                     -
Principal payments on long-term debt                       (151,141)               (1,124)
Increase (decrease) in cash book overdrafts                  42,777                (1,807)
Proceeds from exercise of stock options                       9,549                18,657
Proceeds from employee stock purchase plan                    8,919                 8,370
Excess tax benefit from stock-based payments                  7,387                11,617
Cash dividends paid                                         (34,772)              (28,326)
Repurchase of common stock                                        -              (212,920)
Other, net                                                   (2,344)                  888
                                                        -----------           -----------
Net cash provided by (used in) financing activities         880,375              (204,645)
                                                        -----------           -----------
Net increase (decrease) in cash and cash equivalents        342,085              (201,330)
Cash and cash equivalents at beginning of year              402,559               462,656
                                                        -----------           -----------
Cash and cash equivalents at end of year                  $ 744,644             $ 261,326
                                                        ===========           ===========